Exhibit 99.4

        Richardson Electronics, Ltd.

Instructions to Registered Holder and/or Book-Entry Participant

From the Beneficial Owner of

7 1/4% Convertible Subordinated Debentures due 2006 and/or
8 1/4% Convertible Senior Subordinated Debentures due 2006

                        , 2004

To Our Clients:

        Richardson Electronics, Ltd. (the "Company") is offering, upon the terms and subject to the conditions set forth in the prospectus dated                        , 2004 (the "prospectus") and the related letter of transmittal (the "letter of transmittal," which, together with the prospectus, constitutes the Company's offer to exchange (the "exchange offer")) $1,000 principal amount of its    % Convertible Senior Subordinated Notes due 2011 (the "notes") for each $1,000 principal amount of the Company's outstanding 7 1/4% Convertible Subordinated Debentures due 2006 (the "7 1/4% debentures") and 8 1/4% Convertible Senior Subordinated Debentures due 2006 (the "8 1/4% debentures," and, together with the 7 1/4% debentures, the "outstanding debentures").

        Outstanding debentures may be tendered for notes in the exchange offer. The exchange offer is subject to various conditions set forth in the prospectus, including that at least 75% of the outstanding principal amount of outstanding debentures be validly tendered and not withdrawn before the expiration of the exchange offer, and that the relevant registration statement and any post-effective amendment to the registration statement covering the notes are effective under the Securities Act of 1933, as amended.

        This material is being forwarded to you as the beneficial owner of the outstanding debentures held by us for your account but not registered in your name. A tender of such outstanding debentures may only be made by us as the holder of record and pursuant to your instructions. If you wish to have us tender your outstanding debentures, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The letter of transmittal was furnished to you for information only and may not be used directly by you to tender outstanding debentures.

        Accordingly, we request instructions as to whether you wish us to tender on your behalf the outstanding debentures held by us for your account, pursuant to the terms and conditions set forth in the prospectus and the letter of transmittal.

        Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the outstanding debentures on your behalf in accordance with the provisions of the exchange offer. The exchange offer will expire at 5:00 p.m., New York City time on                        , 2004, unless extended by the Company. Any outstanding debentures tendered pursuant to the exchange offer may be withdrawn at any time before the expiration of the exchange offer.

        Your attention is directed to the following:

  1.
  The exchange offer is for any and all outstanding debentures.

  2.
  The exchange offer is subject to certain conditions set forth in the prospectus in the section captioned "The Exchange Offer—Conditions to the Exchange Offer."

  3.
  The exchange offer and withdrawal rights expire at 5:00 p.m., New York City time, on                        , 2004, unless extended by the Company.

        We also request that you confirm that we may make on your behalf the following representations and undertakings contained in the letter of transmittal: (1) you agree to all of the terms of the exchange offer, (2) you are the owner of the outstanding debentures tendered for exchange, (3) you have full power and authority to tender, exchange, sell, assign and transfer the outstanding debentures tendered, (4) when the outstanding debentures are accepted for exchange, the Company will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances, and that the outstanding debentures tendered are not subject to any adverse claims or proxies, and (5) you will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, assignment and transfer of the outstanding debentures tendered. If you instruct us to tender any outstanding debentures held by us for your account, it is understood that by signing the attached instructions, you have authorized us to make on your behalf (and, by your signature below, you make to us) the above representations and undertakings contained in the letter of transmittal.

  INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

          This will instruct you to tender the outstanding debentures held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the prospectus and the related letter of transmittal. Please tender the outstanding debentures held by you for my account as indicated below:

          The aggregate face amount of the outstanding debentures held by you for the account of the undersigned is (fill in amount):

    $                         of the 7 1/4% debentures; and

    $                         of the 8 1/4% debentures.

  With respect to the exchange offer, the undersigned hereby instructs you (check appropriate box and fill in amount(s) if applicable):

    ☐
    To TENDER the following aggregate principal amount of 7 1/4% debentures held by you for the account of the undersigned (insert principal amount of 7 1/4% debentures to be tendered, if any) in exchange for a like principal amount of notes:

    $                         of the 7 1/4% debentures

    ☐
    To TENDER the following aggregate principal amount of 8 1/4% debentures held by you for the account of the undersigned (insert principal amount of 8 1/4% debentures to be tendered, if any) in exchange for a like principal amount of notes:

    $                         of the 8 1/4% debentures

    ☐
    NOT to TENDER any outstanding debentures held by you for the account of the undersigned

SIGN HERE

Signature(s)
Please print name(s) of beneficial owner(s) here
Address(es)
Area Code and Telephone Number
Tax Identification or Social Security Number(s).
Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all outstanding debentures held by us for your account.
Dated , 2004